Exhibit 99.1

May 2, 2013

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES FIRST QUARTER 2013 RESULTS

2013 Outlook for Earnings Improvement on Track

Driven by Growth in Private Construction, Improved Pricing and Cost Management

Birmingham, Alabama – May 2, 2013 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the first quarter ending March 31, 2013.

First Quarter Summary

•	Shipment levels in all major product lines were in line with our first quarter expectations.
o	Aggregates shipments were 5 percent lower than last year’s first quarter, which benefited from unseasonably warm and dry weather while 2013 experienced wetter winter weather. Aggregates shipments were 4 percent higher than the first quarter of 2011, which experienced normal seasonal weather.
o	Volumes in ready-mixed concrete and cement increased 6 percent and 14 percent, respectively, due to improving levels of private construction.
•	Aggregates pricing increased 5 percent versus the prior year.
•	Gross profit was $18 million as compared to $22 million in the prior year and a loss of $7 million in the first quarter of 2011.
•	Adjusted EBITDA was $26 million as compared to $47 million in the prior year and $5 million in the first quarter of 2011.
•	Net earnings were a loss of $0.42 per diluted share versus a loss of $0.40 per diluted share in the prior year.

Don James, Chairman and Chief Executive Officer, said, “Our business segments performed as expected in the first quarter. We are reaffirming our outlook and remain on track to achieve earnings improvement again in 2013. Aggregates segment gross profit, while down versus the prior year, was in line with our expectations and up sharply versus the first quarter of 2011. We expected first quarter aggregates shipments to be lower than last year when shipments increased 10 percent due to favorable weather and the timing of shipments to several large projects. Demand for our products in many of our key markets continues to benefit from recovery in private construction activity, particularly residential. Most notably, we realized double-digit percentage increases in first quarter aggregates shipments in Arizona, California and Florida – driven by demand from housing. In other key markets, particularly Texas, shipments also increased, reflecting broad-based recovery across all end-markets. Housing starts, as measured on a seasonally adjusted annual rate, are now more than 1 million, indicating the beginnings of a broad-based recovery in residential construction. Growth in residential construction activity, and its traditional follow-on impact to private nonresidential construction, underpins our expectations for volume and earnings improvement in 2013. We continue to expect aggregates shipments in 2013 to increase 1 to 5 percent versus 2012 with the variability due primarily to the timing of the start of several large projects later this year.”

May 2, 2013

FOR IMMEDIATE RELEASE

Commentary on First Quarter 2013 Segment Results

Aggregates segment gross profit was $25 million compared to $34 million in the prior year. Aggregates pricing increased 5 percent versus the prior year and helped offset the earnings effect of lower volumes. Price improvement was broad-based with virtually all of the Company’s markets realizing higher pricing versus the prior year. Aggregates shipments in Arizona, California, Florida and North Carolina showed strength, each increasing by at least 10 percent versus the prior year. Sales volumes at the Company’s remotely-served sales yards along the central Gulf Coast also benefited from stronger demand, increasing approximately 25 percent versus the prior year. Shipments in the Midwest, Tennessee and Virginia were sharply lower versus the prior year. In the first quarter of 2012, volumes in these markets were boosted significantly by favorable weather and several large projects underway.

Unfavorable weather, lower production volumes and a geographic mix shift to remotely-supplied coastal sales yards distorted year-over-year cash cost comparisons. Additionally, planned cash costs for routine expenditures necessary to prepare for the start of seasonal construction activity increased versus the prior year. For example, repair and maintenance costs increased $4 million versus the prior year. These cost increases in the first quarter were consistent with the Company’s operating plan and do not alter its view regarding achievement of full year cost targets.

Gross profit from non-aggregates businesses improved $5 million to a loss of $7 million. Asphalt Mix segment gross profit was $2 million versus a loss of $1 million in the prior year. Unit profitability, as measured by materials margin, increased 19 percent due in part to a 7 percent decrease in the unit cost of liquid asphalt. Concrete segment gross profit improved $2 million due in part to a 6 percent increase in shipments. Cement segment gross profit in the first quarter was $1 million, up slightly versus the prior year.

2013 Outlook

“Our outlook for another year of earnings improvement remains on track. This view is supported by continued growth in private construction activity which should drive volume growth, improved pricing and cost management,” said Mr. James.

“We believe economic and construction-related fundamentals that drive demand for our products are continuing to improve from the historically low levels created by the economic downturn. Leading indicators of private construction activity continue to improve. Residential housing starts in the U.S. are up sharply from a year ago and contract awards for private nonresidential buildings, measured in square feet, are up 16 percent. Consequently, aggregates demand in private construction is growing. Importantly, we are seeing significant housing start growth in several key states, including Florida, Texas, California, Georgia and Arizona. Growth in residential construction has historically been a leading indicator of other construction end uses.

“The passage of the federal highway bill, MAP-21, in July 2012 is providing stability and predictability to future highway funding. New highway projects, as measured by trailing twelve month contract awards, increased 1 percent versus the prior year’s level – the first year-over-year growth since January 2011. The large increase in TIFIA funding contained in the new highway bill should also positively impact future demand.

Mr. James continued, “Aggregates demand in our markets from residential construction is expected to increase approximately 20 percent while demand from private nonresidential buildings is expected to increase approximately 8 percent compared to 2012. Our current expectation is for aggregates demand from public construction, including highways and other infrastructure, to approximate 2012. However, the recent upturn in trailing twelve month contract awards for highways provides some optimism that aggregates demand from public infrastructure could grow modestly in 2013. As we look at the projects that could impact our 2013 aggregates volumes, we continue to see a disproportionately greater number of large, discrete highway and industrial projects. The timing and quantity of shipments to these projects remains challenging to predict. As a result, our full year shipments in 2013 are expected to increase 1 to 5 percent with most of the expected year-over-year growth to occur in the second half of the year.

May 2, 2013

FOR IMMEDIATE RELEASE

“We will continue our focus on effectively managing controllable costs and achieving improved pricing. Although the relatively severe winter weather in many of our central and eastern markets had an unfavorable effect on the first quarter’s cash costs, we remain on track to realize our cash costs objectives for 2013. The geographic breadth of pricing gains achieved in 2012 and so far this year reinforces our expectations for continued price growth in 2013. We expect full year freight-adjusted price growth of approximately 4 percent in 2013.

“Additionally, earnings in each of our non-aggregates segments should improve versus the prior year. Asphalt materials margin increased throughout 2012 and we expect material margins to increase again in 2013 and contribute to earnings growth in this segment. Full year concrete volumes and materials margin are expected to improve in 2013 as housing starts continue recovering in key states. Concrete volumes in the first quarter increased 6 percent versus the prior year due in part to increased private construction activity in Florida. We expect the increased private construction activity to continue leading to improved unit profitability in the Concrete segment. Cement earnings should improve in 2013 due mostly to lower production costs. As a result, collectively, full year earnings from these segments are expected to contribute significantly to earnings improvement in 2013.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on May 2, 2013. A live webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 800-540-4153 approximately 10 minutes before the scheduled start. International participants can dial 973-582-2825. The access code is 55427875. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

May 2, 2013

FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks that Vulcan's intentions, plans and results with respect to cost reductions, profit enhancements and asset sales, as well as streamlining and other strategic actions adopted by Vulcan, will not be able to be realized to the desired degree or within the desired time period and that the results thereof will differ from those anticipated or desired; uncertainties as to the timing and valuations that may be realized or attainable with respect to planned asset sales; those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the effects of the sequestration on demand for our products in markets that may be subject to decreases in federal spending; changes in Vulcan’s effective tax rate; the increasing reliance on technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

	(Amounts and shares in thousands,
	except per share data)

	Three Months Ended
Consolidated Statements of Earnings	March 31
(Condensed and unaudited)	2013	2012

Net sales	$504,554	$499,851
Delivery revenues	33,608	36,031
Total revenues	538,162	535,882

Cost of goods sold	486,899	477,893
Delivery costs	33,608	36,031
Cost of revenues	520,507	513,924

Gross profit	17,655	21,958
Selling, administrative and general expenses	64,655	64,912
Gain on sale of property, plant & equipment and businesses, net	4,110	6,526
Restructuring charges	(1,509)	(1,411)
Exchange offer costs	-	(10,065)
Other operating income (expense), net	(5,659)	1,625
Operating loss	(50,058)	(46,279)

Other nonoperating income, net	2,373	3,098
Interest expense, net	52,752	52,266
Loss from continuing operations before income taxes	(100,437)	(95,447)
Benefit from income taxes	(38,818)	(38,397)
Loss from continuing operations	(61,619)	(57,050)
Earnings on discontinued operations, net of tax	6,783	4,997
Net loss	$(54,836)	$(52,053)
Basic earnings (loss) per share:
Continuing operations	$(0.47)	$(0.44)
Discontinued operations	0.05	0.04
Net earnings (loss) per share	$(0.42)	$(0.40)

Diluted earnings (loss) per share:
Continuing operations	$(0.47)	$(0.44)
Discontinued operations	0.05	0.04
Net earnings (loss) per share	$(0.42)	$(0.40)
Weighted-average common shares outstanding:
Basic	130,186	129,593
Assuming dilution	130,186	129,593
Cash dividends declared per share of common stock	$0.01	$0.01

Depreciation, depletion, accretion and amortization	$75,597	$85,167

Effective tax rate from continuing operations	38.6%	40.2%

Table B

Vulcan Materials Company

and Subsidiary Companies

	(Amounts in thousands, except per share data)

Consolidated Balance Sheets	March 31	December 31	March 31
(Condensed and unaudited)	2013	2012	2012

Assets
Cash and cash equivalents	$188,081	$275,478	$191,172
Accounts and notes receivable:
Accounts and notes receivable, gross	328,202	303,178	325,383
Less: Allowance for doubtful accounts	(6,030)	(6,198)	(7,207)
Accounts and notes receivable, net	322,172	296,980	318,176
Inventories:
Finished products	267,783	262,886	271,634
Raw materials	27,148	27,758	23,819
Products in process	6,168	5,963	5,077
Operating supplies and other	39,475	38,415	40,803
Inventories	340,574	335,022	341,333
Current deferred income taxes	38,844	40,696	43,394
Prepaid expenses	24,762	21,713	24,574
Assets held for sale	12,929	15,083	-
Total current assets	927,362	984,972	918,649
Investments and long-term receivables	41,707	42,081	29,172
Property, plant & equipment:
Property, plant & equipment, cost	6,668,630	6,666,617	6,698,952
Less: Reserve for depr., depl. & amort.	(3,507,394)	(3,507,432)	(3,349,258)
Property, plant & equipment, net	3,161,236	3,159,185	3,349,694
Goodwill	3,095,801	3,086,716	3,086,716
Other intangible assets, net	691,840	692,532	695,852
Other noncurrent assets	160,529	161,113	135,956
Total assets	$8,078,475	$8,126,599	$8,216,039

Liabilities and Equity
Current maturities of long-term debt	$140,604	$150,602	$144,706
Trade payables and accruals	116,677	113,337	125,101
Other current liabilities	212,572	171,671	211,286
Liabilities of assets held for sale	-	801	-
Total current liabilities	469,853	436,411	481,093
Long-term debt	2,525,420	2,526,401	2,669,752
Noncurrent deferred income taxes	614,405	657,367	704,166
Deferred revenue	73,392	73,583	-
Other noncurrent liabilities	680,476	671,775	615,421
Total liabilities	4,363,546	4,365,537	4,470,432
Equity:
Common stock, $1 par value	129,952	129,721	129,389
Capital in excess of par value	2,585,696	2,580,209	2,547,959
Retained earnings	1,220,512	1,276,649	1,281,080
Accumulated other comprehensive loss	(221,231)	(225,517)	(212,821)
Total equity	3,714,929	3,761,062	3,745,607
Total liabilities and equity	$8,078,475	$8,126,599	$8,216,039

 Table C

Vulcan Materials Company

and Subsidiary Companies

	(Amounts in thousands)
	Three Months Ended
Consolidated Statements of Cash Flows	March 31
(Condensed and unaudited)	2013	2012

Operating Activities
Net loss	$(54,836)	$(52,053)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	75,597	85,167
Net gain on sale of property, plant & equipment and businesses	(17,141)	(17,862)
Contributions to pension plans	(1,132)	(1,124)
Share-based compensation	4,933	1,877
Deferred tax provision	(39,918)	(30,966)
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	22,349	45,828
Other, net	(2,719)	(1,723)
Net cash provided by (used for) operating activities	(12,867)	29,144

Investing Activities
Purchases of property, plant & equipment	(26,851)	(18,848)
Proceeds from sale of property, plant & equipment	1,623	10,750
Proceeds from sale of businesses, net of transaction costs	18,164	11,827
Payment for businesses acquired, net of acquired cash	(60,212)	-
Other, net	2	31
Net cash provided by (used for) investing activities	(67,274)	3,760

Financing Activities
Payment of current maturities and long-term debt	(10,016)	(90)
Dividends paid	(1,299)	(1,295)
Proceeds from exercise of stock options	3,203	3,483
Other, net	856	331
Net cash provided by (used for) financing activities	(7,256)	2,429

Net increase (decrease) in cash and cash equivalents	(87,397)	35,333
Cash and cash equivalents at beginning of year	275,478	155,839
Cash and cash equivalents at end of period	$188,081	$191,172

Table D

Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)

	Three Months Ended
	March 31
	2013	2012
Total Revenues
Aggregates segment (a)	$358,999	$355,618
Intersegment sales	(33,604)	(31,120)
Net sales	325,395	324,498
Concrete segment (b)	99,889	92,471
Intersegment sales	-	(451)
Net sales	99,889	92,020
Asphalt Mix segment	67,287	71,356
Intersegment sales	-	-
Net sales	67,287	71,356
Cement segment (c)	22,693	20,516
Intersegment sales	(10,710)	(8,539)
Net sales	11,983	11,977
Total
Net sales	504,554	499,851
Delivery revenues	33,608	36,031
Total revenues	$538,162	$535,882
Gross Profit
Aggregates	$24,786	$34,049
Concrete	(10,079)	(12,305)
Asphalt Mix	1,937	(660)
Cement	1,011	874
Total gross profit	$17,655	$21,958
Depreciation, depletion, accretion and amortization
Aggregates	$55,889	$62,361
Concrete	7,976	11,172
Asphalt Mix	2,037	2,251
Cement	3,906	4,021
Other	5,789	5,362
Total DDA&A	$75,597	$85,167

Unit Shipments
Aggregates customer tons (d)	25,601	27,186
Internal tons (e)	2,258	2,266
Aggregates - tons	27,859	29,452

Ready-mixed concrete - cubic yards	1,023	964
Asphalt Mix - tons	1,229	1,284

Cement customer tons	122	108
Internal tons (e)	126	109
Cement - tons	248	217

Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (f)	$10.72	$10.25
Ready-mixed concrete	$92.02	$91.78
Asphalt Mix	$53.76	$54.21
Cement	$82.92	$78.28

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b)	Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c)	Includes cement and calcium products.
(d)	Includes tons marketed and sold on behalf of a third-party pursuant to a volumetric production payment (VPP) agreement.
(e)	Represents tons shipped primarily to our downstream operations (i.e., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.
(f)	Freight-adjusted sales price is calculated as total sales dollars less freight to remote distribution sites divided by total sales units excluding third-party VPP tons.

Table E

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the three months ended March 31 is summarized below:

	(Amounts in thousands)
	2013	2012

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$1,426	$175
Income taxes	584	1,816

Supplemental Schedule of Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	5,404	3,895

2. Reconciliation of Non-GAAP Measures

Generally Accepted Accounting Principles (GAAP) does not define "free cash flow," "Aggregates segment cash gross profit," "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and "cash earnings." Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP. Likewise, aggregates segment cash gross profit, EBITDA and cash earnings should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses, and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions. The investment community often uses these metrics as indicators of a company's ability to incur and service debt. We use free cash flow, Aggregates segment cash gross profit, EBITDA, cash earnings and other such measures to assess liquidity and the operating performance of our various business units and the consolidated company. We do not use these metrics as a measure to allocate resources. Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.

	(Amounts in thousands)
	Three Months Ended
	March 31
	2013	2012

Net cash provided by (used for) operating activities	$(12,867)	$29,144
Purchases of property, plant & equipment	(26,851)	(18,848)
Free cash flow	$(39,718)	$10,296

Aggregates segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.

	(Amounts in thousands)
	Three Months Ended
	March 31
	2013	2012
Aggregates segment
Gross profit	$24,786	$34,049
DDA&A	55,889	62,361
Aggregates segment cash gross profit	$80,675	$96,410

Table F

Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Cash Earnings

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. Cash earnings adjusts EBITDA for net interest expense and current taxes.

	(Amounts in thousands)
	Three Months Ended
	March 31
	2013	2012	2011

Reconciliation of Net Loss to EBITDA and Cash Earnings

Net loss	$(54,836)	$(52,053)	$(54,733)
Benefit from income taxes	(38,818)	(38,397)	(37,430)
Interest expense, net	52,752	52,266	42,250
Earnings on discontinued operations, net of tax	(6,783)	(4,997)	(9,889)
EBIT	(47,685)	(43,181)	(59,802)
Plus: Depreciation, depletion, accretion and amortization	75,597	85,167	90,586

EBITDA	$27,912	$41,986	$30,784
Less: Interest expense, net	(52,752)	(52,266)	(42,250)
Current taxes	4,407	8,626	(11,600)
Cash earnings	$(20,433)	$(1,654)	$(23,066)

Adjusted EBITDA and Adjusted EBIT

EBITDA	$27,912	$41,986	$30,784
Recovery from legal settlement	-	-	(25,546)
Gain on sale of real estate and businesses	(3,259)	(5,979)	-
Restructuring charges	1,509	1,411	-
Exchange offer costs	-	10,065	-
Adjusted EBITDA	$26,162	$47,483	$5,238
Less: Depreciation, depletion, accretion and amortization	75,597	85,167	90,586
Adjusted EBIT	$(49,435)	$(37,684)	$(85,348)

EBITDA Bridge	Three Months Ended
(Amounts in millions)	March 31
EBITDA
2012 Actual	$42
Plus: Gain on sale of real estate and businesses	(6)
Restructuring charges	1
Exchange offer costs	10
2012 Adjusted EBITDA	47

Increase / (Decrease) due to:
Aggregates: Volumes	(9)
Selling prices	13
Higher costs and other items	(19)
Concrete	(1)
Asphalt Mix	3
Other	(7)
2013 Adjusted EBITDA	27

Plus: Gain on sale of real estate and businesses	3
Restructuring charges	(2)
2013 Actual	$28